EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2012
THIRD QUARTER RESULTS

High Growth Advanced Packaging Market Drives Third Quarter Revenue to Record Levels with Revenue and Earnings Exceeding Guidance; Company Forecasting Record Year for Sales in 2012

FLANDERS, NEW JERSEY (November 5, 2012) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the third quarter of 2012.

2012 Third Quarter Highlights

•	Third quarter 2012 record revenue of $62.2 million increased 50 percent year-over-year and over 10 percent as compared with second quarter 2012.

•	GAAP net income was $6.7 million, or $0.20 per fully diluted share; non-GAAP net income was $8.2 million, or $0.25 per fully diluted share, both exceeding guidance.

•	Gross margin remained strong at 53 percent GAAP and 54 percent non-GAAP.

•	Cash and marketable securities balances continue to grow; reach $173.7 million or $3.73 net cash per share.

Recent Business Developments Further Solidify Rudolph's Industry Leading Position

•
Rudolph delivered new metal film metrology capability to the mobile display market. The Company sold the first of its new MetaPULSE® FP thin film metrology systems to a major manufacturer of flat panel displays for handheld mobile devices, such as tablets, electronic books “e-readers” and smart phones. The first tool is being qualified on an R&D line.

•
Rudolph's MetaPULSE® G metrology system was selected by a premier global industry research center in Asia for Advanced Packaging R&D. Dynamic growth in the advanced packaging arena is driving the need for critical process characterization technologies. The MetaPULSE G System will provide thin film metrology capability that is critical in the development and control of advanced wafer level packaging processes that use metal structures, such as redirect layers (RDL) and under bump metallization (UBM) to route signals from the chip to the package. The system shipped in August 2012.

Continued Strength in Advanced Packaging - Industry Leading Position Sets Stage for Record 2012
Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “Rudolph's continued track record of success has set a sturdy foundation for 2012 to be a record year for the Company, driven primarily by internal growth. We delivered another quarter of strong financial results, with record revenue for the third quarter increasing 50 percent year-over-year and over 10 percent sequentially. Gross margin at 53 percent remained very strong, fueled by a significant level of inspection equipment volume purchases. Rudolph's record-setting results were achieved despite the widely documented soft patch in front-end capital equipment spending in the third quarter.”

Mr. McLaughlin noted that Rudolph's exposure to both front-end and back-end markets gives the Company a powerful competitive advantage by leveraging front-end core competencies in yield-management technologies and techniques to back-end markets, which now comprises nearly half of Rudolph's business. “Rudolph is aggressively addressing opportunities in the back-end macro defect inspection market,” McLaughlin said, “which is being fueled by advanced Wafer-Level Packaging. Advanced packaging is a key financial driver for Rudolph's market share expansion, and we believe we have rapidly become an industry leader in this emerging high-growth market. The back-end is providing substantial growth opportunities for Rudolph, which has resulted in our achieving record results in macro defect inspection for the second consecutive quarter. The overall Wafer-Level Packaging market is forecast by Yole Developpement to have an annual growth rate of approximately twenty percent from 2012 to 2016. We expect this will result in more than a doubling of Rudolph's total addressable market for our back-end metrology, defect inspection and software solutions.”

Mr. McLaughlin concluded, “Rudolph employs a highly strategic diversification strategy that enables us to serve multiple markets, all with above-average growth opportunities - and we maintain the #1 or #2 position in most markets we serve. Over the past few years we have developed a significantly broadened customer base, and a substantial and expanding portfolio of products, services and technologies that give us economic balance throughout market cycles. The proportionally-high R&D investments we have made to further extend our market leading positions are paying off and Rudolph is ideally positioned to capture the maximum benefits from both front-end and back-end investment cycles.”

Third Quarter 2012 Financial Results
Third quarter 2012 revenue totaled $62.2 million, a 50 percent increase over $41.4 million in the 2011 third quarter and a slightly over 10 percent increase when compared with $56.3 million for the 2012 second quarter. During the 2012 third quarter, international sales represented approximately 88 percent of revenue, while domestic sales accounted for 12 percent. In the second quarter of 2012, international sales represented approximately 84 percent of revenue and domestic sales accounted for 16 percent. Revenue from front-end semiconductor customers accounted for approximately 50 percent of revenue, back-end customers accounted for 48 percent and other markets accounted for the remaining 2 percent in the 2012 third quarter.

Third quarter 2012 gross margin was 53 percent, as compared with 54 percent in the second quarter 2012. Gross margin was negatively impacted by acquisition-related items, which decreased the margin by one percent in the 2012 third quarter.

Operating expenses for the third quarter of 2012 totaled $21.1 million, an increase of $1.4 million from $19.7 million in the 2012 second quarter. Research and development (R&D) expenses for the third quarter totaled $10.2 million, compared with $9.4 million in the second quarter of 2012. Selling, general and administrative (S,G&A) expenses for the third quarter totaled $10.3 million, compared with $9.9 million in the 2012 second quarter. The increase in operating expenses was primarily due to the acquisition of NanoPhotonics at the end of the 2012 second quarter. Also contributing to the increase was an increase R&D project cost in both our inspection and software business units.

GAAP net income for the third quarter of 2012 was $6.7 million, or $0.20 per diluted share, compared with net income of $5.3 million or $0.16 per diluted share, for the third quarter of 2011. In the 2012 second quarter, GAAP net income was $6.3 million and $0.19 per diluted share. Excluding the after-tax impact of $2.1 million in non-GAAP adjustments as detailed on the attached Reconciliation of GAAP to Non-GAAP Financial Measures, the third quarter 2012 non-GAAP net income was $8.2 million, or $0.25 per diluted share.

Balance Sheet Strength
At September 30, 2012, cash and marketable securities increased $4.8 million to $173.7 million from the previous quarter. Accounts receivable increased to $61.3 million with DSO's at 89 days. Inventory increased to $58.7 million due to increased sales and working capital increased $8.5 million in the quarter, ending the quarter at $249.7 million.

Conference Call
Rudolph Technologies will discuss its 2012 third quarter results on a conference call it is hosting today at 4:45 PM EST. A live audio webcast will be available to investors on the Company's website at www.rudolphtech.com.

To listen to the webcast, please go to the website at least fifteen minutes early to register, download and install any necessary software. To access the live conference call, please dial (888) 603-6873 and reference Conference ID # 39270212.

There will be a replay of the conference call available for one week following the live broadcast. To access the replay, please dial 855-859-2056 and reference Conference ID # 39270212.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of litigation fees, acquisition related costs, the establishment of a charitable gift program, and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company's yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	September 30, 2012	December 31, 2011
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$173,737	$167,559
Accounts receivable, net	61,306	41,036
Inventories	58,696	49,501
Prepaid and other assets	7,119	5,005
Total current assets	300,858	263,101
Net property, plant and equipment	11,154	12,530
Intangibles	17,560	12,306
Other assets	19,067	17,974
Total assets	$348,639	$305,911

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$25,047	$12,201
Other current liabilities	26,089	16,656
Total current liabilities	51,136	28,857
Senior convertible notes	48,372	46,524
Other non-current liabilities	8,812	8,752
Total liabilities	108,320	84,133
Stockholders’ equity	240,319	221,778
Total liabilities and stockholders’ equity	$348,639	$305,911

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Revenues	$62,152	$41,434	$164,187	$143,576
Cost of revenues	29,027	19,180	77,075	66,166
Gross profit	33,125	22,254	87,112	77,410
Operating expenses:
Research and development	10,243	8,275	29,430	26,720
Selling, general and administrative	10,306	8,353	29,419	28,086
Amortization	523	445	1,355	1,332
Total operating expenses	21,072	17,073	60,204	56,138
Operating income	12,053	5,181	26,908	21,272
Interest expense	1,125	892	3,280	807
Other expenses (income)	357	(1,044)	253	(948)
Income before income taxes	10,571	5,333	23,375	21,413
Provision for income taxes	3,910	33	8,506	2,417
Net income	$6,661	$5,300	$14,869	$18,996

Net income per share:

Basic	$0.21	$0.17	$0.46	$0.60
Diluted	$0.20	$0.16	$0.45	$0.59

Weighted average shares outstanding:

Basic	32,317	31,829	32,183	31,700
Diluted	32,862	32,309	32,788	32,188

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

GAAP operating income	$12,053	$5,181	$26,908	$21,272
Non-GAAP adjustments:
Establishment of charitable matching gift program	—	—	—	500
Acquisition related (1)	371	—	371	—
Litigation costs	712	312	2,011	2,038
Share-based compensation	992	1,233	3,010	3,770
Total non-GAAP adjustments	2,075	1,545	5,392	6,308
Non-GAAP operating income	$14,128	$6,726	$32,300	$27,580

GAAP net income	$6,661	$5,300	$14,869	$18,996
Total non-GAAP adjustments	2,075	1,545	5,392	6,308
Income tax effect of non-GAAP adjustments (2)	(717)	(237)	(1,845)	(1,203)
Other tax adjustments (3)	197	98	197	98
Non-GAAP net income	$8,216	$6,706	$18,613	$24,199

Net income per share:
Basic	$0.25	$0.21	$0.58	$0.76
Diluted	$0.25	$0.21	$0.57	$0.75

1) During the three and nine month periods ended September 30, 2012, the Company recorded acquisition related expenses of $0.4 million for inventory written up to fair value in purchase accounting.
2) For the nine month periods ended September 30, 2012 and 2011, the non-GAAP adjustments were taxed at a marginal tax rate of 34.2% and 19.1%, respectively.
3) Represents tax true-up adjustments of $0.2 million and $0.1 million recorded during the three and nine months ended September 30, 2012 and 2011, respectively.
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